Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

C3is Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Other (2)	3,182,932	—	$38,894,205(2)	$110.2 per million	$4,286.15

	Total Offering Amounts					$38,894,205		$4,286.15

	Total Fees Previously Paid					—		$4,286.15

	Total Fee Offsets					—		—

	Net Fee Due							—

(1)

This registration statement relates to common shares, par value $0.01 per share, of C3is Inc. that will be distributed pro rata pursuant to a spin-off transaction to the holders of common stock, par value $0.01 per share, of Imperial Petroleum Inc. The amount of common shares C3is Inc. to be registered represents the maximum number of common shares that will be distributed pro rata to the holders of Imperial Petroleum Inc. common stock and warrants to purchase Imperial Petroleum Inc. common stock upon consummation of the spin-off.

(2)

Consistent with Rule 457(f)(2) under the Securities Act of 1933, because there is no market for the shares being distributed, the filing fee has been computed based on the book value of Imperial Petroleum’s equity as of December 31, 2022.